Baldwin & Lyons, Inc.                                                                                                                                                                                                                                                                                                                                                                                                                                                                     November 5, 2015
Unaudited Third Quarter Financial Statements                                                                                                                                                                                                                                                                                                                                                                                            Press Contact: G. Patrick Corydon
                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                   (317) 636-9800
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BALDWIN & LYONS ANNOUNCES RECORD UNDERWRITING AND OPERATING INCOME FOR THE QUARTER AND RECORD PREMIUM FOR NINE MONTHS

Carmel, Indiana, November 5, 2015—Baldwin & Lyons, Inc. (NASDAQ: BWINA, BWINB) today announced record quarterly after tax operating income, defined as net income before investment gains and losses, of $9.1 million, or $.61 per share, for the third quarter of 2015 compared to $5.3 million, or $.36 per share, during the third quarter of 2014. Net investment losses for the third quarter of 2015, which include both realized and unrealized gains in the Company's limited partnership investments, were $1.4 million after tax, or $.09 per share, compared to net investment gains of $0.4 million, or $.03 per share, in the same quarter of 2014. In total, net income for the quarter was $7.8 million, or $.52 per share, which compares to $5.8 million, or $.39 per share, for the prior year's third quarter.
After tax operating income for the first nine months of 2015 totaled $19.4 million, or $1.29 per share, 48% higher than the $13.1 million, or $.88 per share, reported during prior year period.  Net investment gains for the nine months of 2015 were $.3 million after tax, or $.02 per share, compared to net investment gains of $8.3 million, or $.55 per share, during the same period of 2014. In total, net income of $19.7 million, or $1.31 per share, compares to $21.5 million, of $1.43 per share, for the prior year period.
Premiums written by the Company's insurance subsidiaries for the current quarter were $96.0 million, 1.4% higher than the $94.6 million written during the third quarter of 2014.  The increase was driven by an 11.5%, or $9.1 million, increase in premiums written for Fleet Transportation products, substantially offset by the continuing, planned reductions in the Company's reinsurance, personal automobile and professional liability exposures.  Premium written for the nine months of 2015 totaled a record $285.7 million, with Fleet Transportation increases more than offsetting nearly $25 million in strategic reductions in reinsurance, personal automobile and professional liability.
Net premium earned for the third quarter of 2015 was $65.4 million, .8% lower than last year's third quarter total of $65.9 million.  For the nine months, earned premium increased 2.4% to a record nine month total of $197.3 million with Fleet Transportation products posting nearly a 13% increase.
Underwriting operations produced a consolidated combined ratio for the third quarter of 83.9%, before consideration of fee income. Including fee income, underwriting income was a record $10.9 million, producing a combined ratio of 83.4%. The Property and Casualty Insurance segment combined ratio was 82.3%, including fee income, and the Reinsurance segment combined ratio was 98.1%.  For the nine months, the consolidated combined ratio was 90.0% before consideration of fee income, and 89.4% including fees, producing $21.1 million in pre-tax underwriting income.  The Property and Casualty Insurance segment combined ratio was 89.0%, including fee income, and the Reinsurance segment combined ratio was 93.5%.
Pre-tax investment income increased 45% compared to the third quarter of 2014 and 4% over the second quarter of 2015 reflecting  higher average bond and dividend yields and increases in average funds invested resulting from positive cash flow, including $16.6 million in positive cash flow this quarter.  For the nine months, pre-tax investment income increased 35% compared to the prior year period.

Book value per share decreased $.82 per share during the third quarter, including the payment of $.25 per share in regular cash dividends, reflecting investment valuation changes in line with global market declines.  For the nine months ended September 30, 2015, book value per share has decreased $.51 including the payment of cash dividends to shareholders totaling $.75 per share.  The combination of the decrease in book value and dividends represents a 0.9% total return on beginning book value for the nine months.

Conference Call Information:
Baldwin & Lyons, Inc. has scheduled its quarterly conference call for Thursday, November 5, 2015, at 11:00 AM ET (New York time) to discuss results for the third quarter ended September 30, 2015.
To participate via teleconference, investors may dial 1-888-364-3109 (U.S./Canada) or 1-719-325-2454 (International or local) at least five minutes prior to the beginning of the call.  A replay of the call will be available through November 12, 2015 by calling 1-877-870-5176 or 1-858-384-5517 and referencing passcode 2818058. Investors and interested parties may also listen to the call via a live webcast, accessible on the company's web site via a link at the top of the main Investor Relations page. To participate in the webcast, please register at least fifteen minutes prior to the start of the call. The webcast will be archived on this site until May 5, 2016. The webcast may be accessed directly at: http://public.viavid.com/player/index.php?id=116111.
Also available on the investor relations section of our web site are complete interim financial statements and copies of our filings with the Securities and Exchange Commission.

Forward-looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties. Readers are encouraged to review the Company's annual report for its full statement regarding forward-looking information.

Financial Highlights (unaudited)
Baldwin & Lyons, Inc. and Subsidiaries
(In thousands, except per share data)	Three Months Ended		Nine Months Ended
	September 30		September 30
	2015	2014	2015	2014

Operating revenue	$69,632	$69,820	$210,037	$204,037
Net investment gains (losses)	(2,086)	658	491	12,817

Total revenue	$67,546	$70,478	$210,528	$216,854

Operating income	$9,136	$5,342	$19,422	$13,140
Net investment gains (losses),
net of federal income taxes	(1,356)	428	319	8,331

Net income	$7,780	$5,770	$19,741	$21,471

Per share data - diluted:
Average number of shares	15,018	14,973	15,019	14,974

Operating income	$.61	$.36	$1.29	$.88
Net investment gains (losses)	(.09)	.03	.02	.55

Net income	$.52	$.39	$1.31	$1.43

Dividends paid to shareholders	$.25	$.25	$.75	$.75

Comprehensive income, net of tax
Net income	$7,780	$5,770	$19,741	$21,471
Unrealized net gains (losses) on securities	(15,931)	(4,590)	(14,957)	5,710
Foreign currency translation adjustments	(429)	(705)	(1,102)	(835)
Comprehensive income (loss)	$(8,580)	$475	$3,682	$26,346

Annualized:
Total Value Creation [1]	-8.5%	0.6%	1.2%	9.2%

Return on average shareholders' equity:
Operating income	10.3%	6.2%	7.4%	5.2%
Net income	8.8%	6.7%	7.5%	8.5%

Consolidated combined ratio of
insurance subsidiaries (GAAP basis):
Without fee income	83.9%	92.1%	90.0%	93.9%
Including fee income	83.4%	91.7%	89.4%	93.3%

[1] Total Value Creation is the summation of the increase in book value plus dividends paid divided by beginning book value.